Exhibit 10.2

www.AsteraLabs.com
2345 N First Street,
San Jose, CA 95131

2026-02-03

Desmond Lynch

Via Email

Astera Labs Employment Offer

Dear Desmond,

This will confirm the terms under which Astera Labs, Inc., a Delaware corporation (the “Company”) has made you an offer of employment contingent upon a satisfactory review of your references and a background check.

1.	Position and Duties. You will serve as Chief Financial Officer (CFO) of the Company and shall perform such duties as are ordinary, customary and necessary in such role. You will report directly to the Chief Executive Officer (CEO) although such reporting is subject to change from time to time. Your start date with the Company shall be March 2, 2026 (“Start Date”). You shall devote your full business time, skill and attention to the performance of your duties on behalf of the Company. You will devote your efforts to the interests of the Company as set forth in the preceding sentence and will not engage in other employment or in any activities detrimental to the interests of the Company without the prior written consent of the Company. Although your duties may include occasional travel on behalf of the Company, your primary duties will be performed at the Company’s headquarters.

2.	Proof of Right to Work; Assignment Agreement. On your first day of work you will be required to prove your eligibility for employment under the Immigration and Reform Control Act of 1986, as well as to sign and comply with the Company’s standard employee Confidential Information and Invention Assignment agreement (“CIIA”) which requires, among other provisions, the assignment to the Company of proprietary rights to any invention made during your employment at the Company and nondisclosure of confidential information.

3.	Compensation and Benefits.

a.	Salary and Performance Bonus. The Company agrees to pay you an annual salary of $500,000.00 (USD) payable as earned in accordance with the Company’s customary payroll practices (but no less than monthly). Your salary shall be reviewed by the Company for possible increases annually. Additionally, you will be eligible for a performance-based annual bonus target of $475,000.00 (USD).

b.	Restricted Stock Units (“RSUs”) and Performance Stock Units (“PSUs”. Subject to the approval of the Company’s Board of Directors (the “Board”), the Company plans to grant you an award of:

i.	$6,000,000.00 (USD) in RSUs. So long as you continue in service with the Company, the time-based vesting condition (“Service Condition”) of this RSU award will vest as follows: 25% of the RSUs shall satisfy the Service Condition on the first anniversary of the Vesting Commencement Date. Thereafter, the remaining 75% of the RSUs shall satisfy the Service Condition in 12 equal quarterly installments.

www.AsteraLabs.com
2345 N First Street,
San Jose, CA 95131

ii.	$2,000,000.00 (USD) in PSUs. The PSUs shall vest solely based on achievement of certain performance milestones, consistent with the performance milestones as approved and certified by the Board for the Company’s Named Executive Officers, provided such achievement occurs no later than the vesting date established for each performance milestone and the Employee continues in service with the Company through such vesting date.

iii.	$1,000,000.00 (USD) in RSUs. So long as you continue in service with the Company, the time-based vesting condition (“Service Condition”) of this RSU award will vest as follows: 100% of the RSUs shall satisfy the Service Condition on the first anniversary of the Vesting Commencement Date.

An RSU/PSU is the right to receive shares of the Company’s common stock upon vesting; one unit represents one share of Company common stock. The number of RSUs awarded will be calculated by dividing the dollar value of the award by the average closing market price of the Company’s stock on the Nasdaq Global Market over the calendar month immediately preceding your Start Date. The grant will be subject to the terms and conditions of the Company’s Amended and Restated 2024 Stock Option and Incentive Plan as well as the terms and conditions of your RSU/PSU award agreement. Each RSU/PSU award will be contingent upon your executing the Company’s applicable RSU/PSU award agreement. Provided your employment with the Company commences on the Start Date, the Vesting Commencement Date of your RSU awards shall be February 15, 2026.

c.	Benefits. You will be eligible to participate in regular health insurance, vacation, and other employee benefit plans established by the Company for its employees from time to time on substantially the same terms as are made available to employees of the Company generally.

d.	Expenses. The Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with the Company’s business, in accordance with any applicable policy established by the Board from time to time.

4.	At-Will Employment. You will be an at-will employee of the Company, which means that the employment relationship can be terminated by either you or the Company for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary should be regarded by you as ineffective. Any modification or change in the at-will employment status may only occur by way of a written employment agreement signed by you and an authorized member of the Board.

5.	Other Agreements. By signing this offer letter, you represent to the Company that either (a) you are not bound by any other agreement or agreements (i.e., a non-solicitation or non-compete agreement with a former employer) which would inhibit or limit in any way your ability to perform the duties required by this position or to contact, solicit, or hire any other individual or entity to work for or contract with the Company or (b) you have provided copies of any such agreements to the Company prior to signing this offer letter.

www.AsteraLabs.com
2345 N First Street,
San Jose, CA 95131

6.	Section 16 Officer. As a CFO, you will be a Section 16 Officer. Accordingly, among other things, you shall be subject to enhanced responsibility and liability, and certain reporting obligations and trade restrictions. You shall be requested to provide your EDGAR Code should you want the Company to make such SEC filings for you. You shall be requested to execute an acknowledgement and consent to the Company’s Compensation Recovery Policy. In addition, you will be (i) covered under the Company D&O insurance policy, (ii) eligible to sign the Company’s standard Indemnification Agreement for Officers, and (iii) nominated by the CEO for coverage under the Company’s Change of Control Policy for Principal Executive Officers, subject to approval by the Board.

7.	Miscellaneous. This offer letter constitutes the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations, or agreements between you and the Company. The provisions of this agreement may only be modified by a document signed by you and the Company. This offer letter will be governed by the laws of the State of California.

8.	Arbitration. Disputes can arise even in the best of relationships. Rather than fighting it out in court, both you and the Company agree that any controversy, claim, or dispute arising out of or relating to this Agreement or the employment relationship or your compensation, either during the existence of the employment relationship or afterwards, between the parties hereto, shall be settled solely and exclusively by confidential binding arbitration in the city in which you work. Such arbitration shall be conducted in accordance with the JAMS Employment Rules and Procedures (which can be reviewed at http://www.jamsadr.com/rules-employment-arbitration) in existence at the time of the commencement of the arbitration, with the following exceptions if in conflict. The Company will pay the arbitration filing fees and the arbitrator’s fees; one arbitrator shall be appointed by JAMS; and the arbitration may proceed in the absence of any party if written notice (pursuant to the JAMS’ rules and regulations) of the proceedings has been given to such party. The parties agree to abide by all decisions and awards rendered in such proceedings.

You and the Company agree that any claim for breach of this Agreement and any claim regarding or related to your employment, including disputes regarding compensation, discrimination, wrongful termination, harassment, and any and all other conflicts or claims will be resolved solely and exclusively by confidential final and binding arbitration on an individual basis only, and not on a class, collective, or private attorney general representative basis on behalf of other employees, to the extent not prohibited by applicable law.

We both agree to waive any rights to a jury trial or a bench trial in connection with the resolution of any dispute under this Agreement (although both of us may seek interim emergency relief from a court to prevent irreparable harm pending the conclusion of any arbitration).

These arbitration provisions shall not apply to the following matters: (1) claims for workers’ compensation; (2) claims for unemployment compensation benefits; (3) claims for charges before an administrative agency having jurisdiction over the matter; or (4) claims that are forbidden to be arbitrated as a matter of law.

www.AsteraLabs.com
2345 N First Street,
San Jose, CA 95131

Any dispute or claim concerning the scope or enforceability of the arbitration provisions of this section, shall be determined exclusively by an arbitrator pursuant to the procedures set forth above. The arbitrator shall have the power to award all relief available in law or equity requested by the parties and supported by credible, relevant and admissible evidence.

9.	Expiration. This offer shall expire on February 6, 2026 and is contingent on your signing the Company’s standard CIIA.

Please indicate your acceptance to the foregoing terms by signing this letter where indicated below and returning it to me. I am delighted that you will be joining our team and I am looking forward to working with you. If you have any questions, please give me a call.

Very truly yours,

Astera Labs, Inc.

By:	/s/ Jitendra Mohan
Jitendra Mohan, CEO

AGREED TO AND ACCEPTED BY:

/s/ Desmond Lynch
[Signature]

Desmond Lynch
[Printed name]

Date:	2/4/2026